Exhibit 5.1

SIMPSON THACHER & BARTLETT LLP

2550 HANOVER STREET

PALO ALTO, CA 94304

(650) 251-5000

FACSIMILE (650) 251-5002

May 30, 2008

Goodman Global, Inc.

5151 San Felipe, Suite 500

Houston, Texas 77056

Ladies and Gentlemen:

We have acted as counsel to Goodman Global, Inc., a Delaware corporation (the “Company”), and to the subsidiaries of the Company listed on Schedule I hereto (collectively, the “Guarantors”), in connection with the Registration Statement on Form S-4 (the “Registration Statement”) filed by the Company and the Guarantors with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, relating to the issuance by the Company of $500,000,000 aggregate principal amount of 13.50%/14.00% Senior Subordinated Notes due 2016 (the “Exchange Notes”), which will be guaranteed (the “Guarantees”) by the Guarantors. The Exchange Notes and the Guarantees will be issued under an indenture dated as of February 13, 2008 (the “Indenture”) between Chill Acquisition Inc. (which merged with and into the Company, with the Company as the surviving corporation) and Wells Fargo Bank, National Association, as trustee (the “Trustee”). The Company will offer the Exchange Notes in exchange for $500,000,000 aggregate principal amount of its outstanding 13.50%/14.00% Senior Subordinated Notes due 2016.

We have examined the Registration Statement, the Indenture and the Guarantor Supplemental Indenture dated as of February 13, 2008 (the “Guarantor Supplemental Indenture”) between the Guarantors and the Trustee, which Indenture and Guarantor Supplemental Indenture have been filed with the Commission as exhibits to the Registration Statement. We also have examined the originals, or duplicates or certified or conformed copies, of such corporate and other records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth. As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company and the Guarantors.

In rendering the opinions set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents. We also have assumed that the Indenture is the valid and legally binding obligation of the Trustee.

We have assumed further that (i) each of the Guarantors listed on Schedule I hereto that is not incorporated or organized under the law of the State of Delaware (the “Non-Delaware Guarantors”) is validly existing and in good standing under the laws of the jurisdiction in which it was organized; (ii) each of the Non-Delaware Guarantors has duly authorized, executed and delivered the Guarantor Supplemental Indenture; (iii) each of the Non-Delaware Guarantors has duly authorized, executed and issued the Guarantees; (iv) the execution, delivery and performance by each of the Non-Delaware Guarantors of the Guarantor Supplemental Indenture and the execution, issuance and performance of the Guarantees do not violate the law of the jurisdiction in which it was incorporated or organized or the law of any other applicable jurisdiction (except that no such assumption is made with respect to the federal law of the United States and the law of the State of New York); and (v) the execution, delivery and performance by the Non-Delaware Guarantors of the Guarantor Supplemental Indenture and the issuance of the Guarantees do not constitute a breach or violation of any agreement or instrument which is binding upon the Non-Delaware Guarantors.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that:

1. When the Exchange Notes have been duly executed, authenticated, issued and delivered in accordance with the provisions of the Indenture upon consummation of the exchange described above, the Exchange Notes will constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms.

2. When (a) the Exchange Notes have been duly executed, authenticated, issued and delivered in accordance with the provisions of the Indenture upon consummation of the exchange described above and (b) the Guarantees have been duly issued, the Guarantees will constitute valid and legally binding obligations of the Guarantors enforceable against the Guarantors in accordance with their terms.

Our opinions set forth above are subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law) and (iii) an implied covenant of good faith and fair dealing.

We express no opinion as to the validity, legally binding effect or enforceability of Section 12.12 of the Indenture relating to severability of provisions.

We do not express any opinion herein concerning any law other than (i) the law of the State of New York, (ii) the federal law of the United States and (iii) the Delaware General Corporation Law, the Delaware Limited Liability Company Act and the Delaware Revised Uniform Limited Partnership Act (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing).

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus included in the Registration Statement.

Very truly yours,

/S/ SIMPSON THACHER & BARTLETT LLP

SIMPSON THACHER & BARTLETT LLP

Schedule I

GUARANTORS

Name of Non-Delaware Guarantor	Jurisdiction of Incorporation or Organization
Goodman Distribution Southeast, Inc.	Florida
Goodman Appliance Holding Company	Texas
Goodman Distribution, Inc.	Texas
Goodman Holding Company	Texas
Goodman Sales Company	Texas
Goodman Manufacturing Company, L.P.	Texas
Quietflex Manufacturing Company, L.P.	Texas
Nitek Acquisition Company, L.P.	Texas

Name of Delaware Guarantor	Jurisdiction of Incorporation or Organization
Goodman Global Holdings, Inc.	Delaware
Quietflex Holding Company	Delaware
Goodman Manufacturing I LLC	Delaware
Goodman Manufacturing II LLC	Delaware
Goodman Holding Company, L.L.C.	Delaware
Goodman Canada, L.L.C.	Delaware
Goodman II Holdings Company, L.L.C.	Delaware
Goodman Company, L.P.	Delaware

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